UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 15, 2010 (September 9, 2010)
Date of Report (Date of earliest event reported)

MAM SOFTWARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Maple Park, Maple Court, Tankersley, Barnsley, UK S75 3DP
 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 124 431 1794

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, on December 21, 2007, we entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with ComVest Capital LLC, as lender (“ComVest”), pursuant to which ComVest agreed to extend to us a $1,000,000 secured revolving credit facility and a $5,000,000 term loan.

On September 9, 2010, we entered into a Further Forbearance Agreement with ComVest (the “Forbearance Agreement”). Under the Forbearance Agreement, the Company agreed that there were two current events of default under Section 6,17 of the Loan Agreement with respect to the coverage test described therein for the quarters ended, respectively, March 31, 2010 and June 30, 2010. In consideration for ComVest’s agreement to forbear the exercise of its rights and remedies under the Loan Agreement until November 30, 2010, the Company made a nonrefundable payment to ComVest of $50,000 upon the execution and delivery of the Forbearance Agreement and agreed to make an additional payment of $75,000 by the earlier of November 30, 2010 or the Company’s payment in full of its obligations to ComVest. Upon the execution of the Forbearance Agreement, ComVest agreed to waive certain prepayment penalties under Section 2.04(c)(iv) of the Loan Agreement.

The Forbearance Agreement is subject to automatic termination if the Company violates any of the terms thereof.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:September 15, 2010		MAM SOFTWARE GROUP, INC.

/s/ Charles F. Trapp
	By:	Name: Charles F. Trapp
Title: Chief Financial Officer